Q2 News Release

Calgary, July 29, 2022	Exhibit 99.1

Imperial announces second quarter 2022 financial and operating results

●	Quarterly net income of $2,409 million and cash flow from operating activities of $2,682 million

●	Upstream production of 413,000 gross oil equivalent barrels per day, highest second quarter in over 30 years

●	Sustained strong Downstream operating performance with quarterly refinery capacity utilization of 96%, fourth consecutive quarter above 90%

●	Returned over $2.7 billion to shareholders in the quarter through dividends and successful completion of the company’s $2.5 billion substantial issuer bid program

●	Renewed annual normal course issuer bid to purchase up to an additional 5% of outstanding shares, with plans to accelerate completion of the program by the end of October 2022

●	Declared third quarter dividend of 34 cents per share

●

Announced the proposed sale of interests in XTO Energy Canada for a total cash consideration of $1.9 billion ($940 million Imperial’s share), further focusing the company’s Upstream portfolio on long-life, low-decline oil sands assets

●	Released annual Advancing Climate Solutions report, outlining the company’s progress and ongoing commitment to lowering greenhouse gas emissions

	Second quarter			Six months
millions of Canadian dollars, unless noted	2022	2021	Δ	2022	2021	Δ

Net income (loss) (U.S. GAAP)	2,409	366	+2,043	3,582	758	+2,824

Net income (loss) per common share, assuming dilution (dollars)	3.63	0.50	+3.13	5.36	1.04	+4.32

Capital and exploration expenditures	314	259	+55	610	422	+188

Imperial reported estimated net income in the second quarter of $2,409 million, up from $1,173 million in the first quarter of 2022, driven by continued strong market conditions and improved operating performance. Cash flow from operating activities was $2,682 million up from $1,914 million in the first quarter of 2022.

“Our second quarter results are underpinned by an ongoing focus on safe and reliable operations, allowing us to capture significant value from our fully integrated assets amid continued commodity price strength, while also ensuring a stable supply of energy products to support growing demand,” said Brad Corson, chairman, president and chief executive officer.

Upstream production in the second quarter averaged 413,000 gross oil-equivalent barrels per day, the highest second quarter production in over 30 years. Kearl quarterly total gross production averaged 224,000 barrels per day, reflecting a full recovery in operating performance from the impacts of extreme cold weather experienced in the first quarter as well as the completion of its annual planned turnaround. Cold Lake quarterly production averaged 144,000 gross barrels per day, continuing to deliver strong operating performance while also completing a planned turnaround.

Following the impacts of extreme cold weather on Kearl operations in the first quarter of 2022 and the completion of its annual turnaround in the second quarter, Kearl production is expected to exceed 280,000 total gross barrels per day over the second half of the year. Consistent with this, Imperial is updating its annual full-year production guidance at Kearl to be around 245,000 total gross barrels per day.

1 non-GAAP financial measure – see attachment VI for definition and reconciliation

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Q2 News Release

“I am very pleased to see Kearl’s production performance recover to normal levels in the second quarter with the extreme cold weather related impacts now firmly behind us,” said Corson. “As I look ahead, Kearl’s accelerated journey to grow annual production to 280,000 total gross barrels per day remains on track and will create significant value for our shareholders.”

In the Downstream, quarterly refining throughput averaged 412,000 barrels per day with capacity utilization of 96%, the fourth consecutive quarter above 90%, as the company focuses on maximizing production to meet increased Canadian demand. Petroleum product sales in the quarter increased to an average of 480,000 barrels per day with Canadian fuel demand nearing pre-pandemic levels.

The company distributed over $2.7 billion to shareholders in the quarter through dividend payments and the successful completion of the company’s substantial issuer bid. In June, Imperial announced the renewal of its annual normal course issuer bid (NCIB) program, allowing the repurchase of up to five percent of its outstanding shares over a 12-month period ending on June 28, 2023. Imperial plans to accelerate its share purchases under the NCIB program and anticipates repurchasing all remaining allowable shares by the end of October 2022. The company also declared a third quarter dividend of 34 cents per share.

“In the first half of this year, Imperial has generated significant cash flow that has enabled record distributions to our shareholders and also increased the royalty and tax payments we make to federal and provincial governments that support the communities in which we operate,” said Corson. “The steps we have taken to further focus our portfolio, reduce costs and efficiently grow production position us to continue returning substantial cash to shareholders going forward.”

In June, Imperial announced together with ExxonMobil Canada that it had entered into an agreement with Whitecap Resources Inc. for the sale of XTO Energy Canada, which is jointly owned by Imperial and ExxonMobil Canada, for a total cash consideration of $1.9 billion ($940 million Imperial’s share). The sale is expected to close before the end of the third quarter 2022, subject to regulatory approvals. The divestment of XTO Energy Canada further delivers on Imperial’s strategy to maximize shareholder value by focusing the company’s Upstream resources on long-life, low-decline oil-sands assets.

During the quarter, Imperial released its annual Advancing Climate Solutions report outlining the company’s progress and ongoing commitment to lowering greenhouse gas emissions. Imperial is committed to providing energy solutions in a way that helps protect people, the environment and the communities where it operates, including mitigating the risks of climate change.

“Imperial is aggressively pursuing attractive opportunities that reduce emissions, increase production and support increased profitability,” said Corson. “We continue to progress a broad range of technology initiatives, including through our support of the Pathways Alliance and its application for carbon capture storage space, our recently announced plans for a lithium-extraction pilot in Alberta with potential use in battery-grade products and a hydrogen production feasibility study in Nanticoke that could help reduce the region’s greenhouse gas emissions.”

1 non-GAAP financial measure – see attachment VI for definition and reconciliation

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Second quarter highlights

●	Net income of $2,409 million or $3.63 per share on a diluted basis, up from $366 million or $0.50 per share in the second quarter of 2021.

●

Cash flows from operating activities of $2,682 million, up from $852 million in the same period of 2021. Cash flows from operating activities excluding working capital¹ of $2,783 million, up from $893 million in the same period of 2021.

●	Capital and exploration expenditures totalled $314 million, up from $259 million in the second quarter of 2021.

●

The company returned $2,728 million to shareholders in the second quarter of 2022, including $2,500 million from the company’s substantial issuer bid program completed in June and $228 million in dividends paid.

●

Renewed share repurchase program, enabling the purchase of up to five percent of common shares outstanding, a maximum of 31,833,809 shares, during the 12-month period ending June 28, 2023. Consistent with the company’s commitment to returning surplus cash to shareholders, Imperial plans to accelerate its share purchases under the NCIB program and anticipates repurchasing all remaining allowable shares by the end of October 2022. Purchase plans may be modified at any time without prior notice.

●	Production averaged 413,000 gross oil-equivalent barrels per day, highest second quarter in over 30 years, up from 401,000 barrels per day in the same period of 2021.

●

Total gross bitumen production at Kearl averaged 224,000 barrels per day (159,000 barrels Imperial’s share), compared to 255,000 barrels per day (181,000 barrels Imperial’s share) in the second quarter of 2021, primarily driven by additional downtime. Following the impacts of extreme cold weather on Kearl operations in the first quarter of 2022 and the completion of its annual turnaround in the second quarter, Kearl production is expected to exceed 280,000 total gross barrels per day over the second half of the year. Consistent with this, Imperial is updating its annual full-year production guidance at Kearl to be around 245,000 total gross barrels per day.

●

Gross bitumen production at Cold Lake averaged 144,000 barrels per day, up from 142,000 barrels per day in the second quarter of 2021, continuing to outperform the company’s annual production guidance of 135,000 to 140,000 gross barrels per day.

●

The company’s share of gross production from Syncrude averaged 81,000 barrels per day, up from 47,000 barrels per day in the second quarter of 2021, primarily driven by the timing of planned turnaround activities.

●

Refinery throughput averaged 412,000 barrels per day, up from 332,000 barrels per day in the second quarter of 2021. Capacity utilization reached 96 percent, up from 78 percent in the second quarter of 2021, as the company continues to maximize production to meet increased Canadian demand. Second quarter utilization represents the fourth consecutive quarter above 90%.

●

Petroleum product sales were 480,000 barrels per day, up from 429,000 barrels per day in the second quarter of 2021. Increased sales were driven by rising demand following further easing of Canadian pandemic restrictions.

●	Chemical net income of $53 million in the quarter, compared to $109 million in the second quarter of 2021. Lower income was primarily driven by lower polyethylene margins.

●

Announced, together with ExxonMobil Canada, the proposed sale of XTO Energy Canada to Whitecap Resources for total cash consideration of $1.9 billion ($940 million Imperial’s share). The sale is expected to close before the end of the third quarter 2022, subject to regulatory approvals. The divestment of XTO Energy Canada further delivers on Imperial’s strategy to maximize shareholder value by focusing Upstream resources on long-life, low-decline oil-sands assets.

1 non-GAAP financial measure – see attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED

●

Released annual Advancing Climate Solutions report outlining the company’s progress and ongoing commitment to lowering GHG emissions. Imperial is committed to providing energy solutions in a way that helps protect people, the environment and the communities where it operates, including mitigating the risks of climate change.

●

Announced strategic collaboration with E3 Lithium to advance a lithium extraction pilot in Alberta. The project will draw lithium from under Imperial’s historic Leduc oil field using E3 Lithium’s proprietary technology with potential for commercial development of battery-grade products. As part of the agreement, Imperial may provide technical and development support in areas such as water and reservoir management.

●

Signed agreement with Atura Power to study the potential for hydrogen production in Nanticoke, Ontario. The study will focus on the commercial and technical aspects of developing a regional hydrogen facility that could help reduce greenhouse gas emissions in the area’s industrial sector in support of Canada’s net-zero ambitions.

1 non-GAAP financial measure – see attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED

Current business environment

During the COVID-19 pandemic, industry investment to maintain and increase production capacity was restrained to preserve capital, resulting in underinvestment and supply tightness as demand for petroleum and petrochemical products recovered. Across late 2021 and the first half of 2022, this dynamic, along with supply chain constraints and a continuation of demand recovery, led to a steady increase in oil and natural gas prices and refining margins. In the first half of 2022, tightness in the oil and natural gas markets was further exacerbated by Russia’s invasion of Ukraine and subsequent sanctions imposed upon business and other activities in Russia. The price of crude oil and certain regional natural gas indicators increased to levels not seen for several years. By the end of the second quarter, high prices had led to a tempering of demand for some products. Commodity and product prices are expected to remain volatile given the current global economic and geopolitical uncertainty affecting supply and demand.

Operating results

Second quarter 2022 vs. second quarter 2021

	Second Quarter
millions of Canadian dollars, unless noted	2022	2021
Net income (loss) (U.S. GAAP)	2,409	366
Net income (loss) per common share, assuming dilution (dollars)	3.63	0.50

Upstream

Net income (loss) factor analysis

millions of Canadian dollars

Price – Higher realizations were generally in line with increases in marker prices, driven primarily by increased demand and supply chain constraints. Average bitumen realizations increased by $55.01 per barrel generally in line with WCS, and synthetic crude oil realizations increased by $63.87 per barrel generally in line with WTI.

Volumes – Higher volumes primarily driven by the timing of turnaround activities at Syncrude, partially offset by downtime at Kearl.

Royalty – Higher royalties primarily driven by improved commodity prices.

Other – Includes higher operating expenses of about $180 million, primarily higher energy prices, partially offset by favourable foreign exchange impacts of about $60 million.

Marker prices and average realizations

	Second Quarter
Canadian dollars, unless noted	2022	2021
West Texas Intermediate (US$ per barrel)	108.52	66.17
Western Canada Select (US$ per barrel)	95.80	54.64
WTI/WCS Spread (US$ per barrel)	12.72	11.53
Bitumen (per barrel)	112.27	57.26
Synthetic crude oil (per barrel)	144.67	80.80
Average foreign exchange rate (US$)	0.78	0.81

IMPERIAL OIL LIMITED

Production
	Second Quarter
thousands of barrels per day	2022	2021
Kearl (Imperial’s share)	159	181
Cold Lake	144	142
Syncrude (a)	81	47

Kearl total gross production (thousands of barrels per day)	224	255

(a) In the second quarter of 2022, Syncrude gross production included about 2 thousand barrels per day of bitumen (2021 - rounded to 0 thousand barrels per day) that was exported to the operator’s facilities using an existing interconnect pipeline.

Lower production at Kearl was primarily a result of downtime.

Higher production at Syncrude was primarily a result of the timing of turnaround activities.

Downstream

Net income (loss) factor analysis

millions of Canadian dollars

Margins – Higher margins primarily reflect improved market conditions.

Other – Includes lower turnaround impacts of about $130 million, reflecting the absence of turnaround activities at Strathcona refinery, partially offset by higher operating expenses of about $70 million, primarily higher energy costs.

Refinery utilization and petroleum product sales
	Second Quarter
thousands of barrels per day, unless noted	2022	2021
Refinery throughput	412	332
Refinery capacity utilization (percent)	96	78
Petroleum product sales	480	429

Improved refinery throughput in the second quarter of 2022 was primarily driven by reduced turnaround activity and increased demand.

Improved petroleum product sales in the second quarter of 2022 were mainly due to increased demand.

Chemicals

Net income (loss) factor analysis

millions of Canadian dollars

IMPERIAL OIL LIMITED

Corporate and other

	Second Quarter
millions of Canadian dollars	2022	2021
Net income (loss) (U.S. GAAP)	(23)	(50)

Liquidity and capital resources

	Second Quarter
millions of Canadian dollars	2022	2021

Cash flow generated from (used in):

Operating activities	2,682	852

Investing activities	(230)	(207)

Financing activities	(2,734)	(1,336)

Increase (decrease) in cash and cash equivalents	(282)	(691)

Cash and cash equivalents at period end	2,867	776

Cash flow generated from operating activities primarily reflects higher Upstream realizations and improved Downstream margins.

Cash flow used in investing activities primarily reflects higher additions to property, plant and equipment.

Cash flow used in financing activities primarily reflects:

	Second Quarter
millions of Canadian dollars, unless noted	2022	2021

Dividends paid	228	161

Per share dividend paid (dollars)	0.34	0.22

Share repurchases (a)	2,500	1,171

Number of shares purchased (millions) (a)	32.5	29.5

(a) Share repurchases were made under the company’s substantial issuer bid that commenced on May 6, 2022 and expired on June 10, 2022. Includes shares purchased from Exxon Mobil Corporation by way of a proportionate tender to maintain its ownership percentage at approximately 69.6 percent.

On May 6, 2022, the company commenced a substantial issuer bid pursuant to which it offered to purchase for cancellation up to $2.5 billion of its common shares through a modified Dutch auction and proportionate tender offer. The substantial issuer bid was completed on June 15, 2022, with the company taking up and paying for 32,467,532 common shares at a price of $77.00 per share, for an aggregate purchase of $2.5 billion and 4.9 percent of Imperial’s issued and outstanding shares as the close of business on May 2, 2022. This included 22,597,379 shares purchased from Exxon Mobil Corporation by way of a proportionate tender to maintain its ownership percentage at approximately 69.6 percent.

On June 27, 2022, the company announced by news release that it had received final approval from the Toronto Stock Exchange for a new normal course issuer bid and will continue its existing share purchase program. The program enables the company to purchase up to a maximum of 31,833,809 common shares during the period June 29, 2022 to June 28, 2023. This maximum includes shares purchased under the normal course issuer bid and from Exxon Mobil Corporation concurrent with, but outside of the normal course issuer bid. As in the past, Exxon Mobil Corporation has advised the company that it intends to participate to maintain its ownership percentage at approximately 69.6 percent. The program will end should the company purchase the maximum allowable number of shares, or on June 28, 2023. Imperial plans to accelerate its share purchases under the normal course issuer bid program, and anticipates repurchasing all remaining allowable shares by the end of October 2022. Purchase plans may be modified at any time without prior notice.

IMPERIAL OIL LIMITED

Six months 2022 vs. six months 2021

	Six Months
millions of Canadian dollars, unless noted	2022	2021
Net income (loss) (U.S. GAAP)	3,582	758
Net income (loss) per common share, assuming dilution (dollars)	5.36	1.04

Upstream

Net income (loss) factor analysis

millions of Canadian dollars

Price – Higher realizations were generally in line with increases in marker prices, driven primarily by increased demand and supply chain constraints. Average bitumen realizations increased by $49.08 per barrel generally in line with WCS, and synthetic crude oil realizations increased by $58.99 per barrel generally in line with WTI.

Volumes – Lower volumes primarily driven by downtime at Kearl, partially offset by the timing of turnaround activities at Syncrude.

Royalty – Higher royalties primarily driven by improved commodity prices.

Other – Includes higher operating expenses of about $220 million, primarily higher energy prices, partially offset by favourable foreign exchange impacts of about $60 million.

Average realizations and marker prices

	Six Months
Canadian dollars, unless noted	2022	2021
West Texas Intermediate (US$ per barrel)	101.77	62.22
Western Canada Select (US$ per barrel)	88.13	50.14
WTI/WCS Spread (US$ per barrel)	13.64	12.08
Bitumen (per barrel)	101.53	52.45
Synthetic crude oil (per barrel)	131.41	72.42
Average foreign exchange rate (US$)	0.79	0.80

IMPERIAL OIL LIMITED

Production
	Six Months
thousands of barrels per day	2022	2021
Kearl (Imperial’s share)	146	180
Cold Lake	142	141
Syncrude (a)	79	63

Kearl total gross production (thousands of barrels per day)	205	253

(a) In 2022, Syncrude gross production included about 2 thousand barrels per day of bitumen (2021 - rounded to 0 thousand barrels per day) that was exported to the operator’s facilities using an existing interconnect pipeline.

Lower production at Kearl was primarily a result of downtime.

Higher production at Syncrude was primarily a result of the timing of turnaround activities.

Downstream

Net income (loss) factor analysis

millions of Canadian dollars

Margins – Higher margins primarily reflect improved market conditions.

Other – Includes lower turnaround impacts of about $130 million, reflecting the absence of turnaround activities at Strathcona refinery, partially offset by higher operating expenses of about $90 million, primarily higher energy costs.

Refinery utilization and petroleum product sales
	Six Months
thousands of barrels per day, unless noted	2022	2021
Refinery throughput	406	348
Refinery capacity utilization (percent)	95	81
Petroleum product sales	464	421

Improved refinery throughput in 2022 was primarily driven by reduced turnaround activity and increased demand.

Improved petroleum product sales in 2022 primarily reflects increased demand.

Chemicals

Net income (loss) factor analysis

millions of Canadian dollars

IMPERIAL OIL LIMITED

Corporate and other

	Six Months
millions of Canadian dollars	2022	2021
Net income (loss) (U.S. GAAP)	(77)	(96)

Liquidity and capital resources

	Six Months
millions of Canadian dollars	2022	2021

Cash flow generated from (used in):

Operating activities	4,596	1,897

Investing activities	(509)	(354)

Financing activities	(3,373)	(1,538)

Increase (decrease) in cash and cash equivalents	714	5

Cash flow generated from operating activities primarily reflects higher Upstream realizations, improved Downstream margins and favourable working capital impacts.

Cash flow used in investing activities primarily reflects higher additions to property, plant and equipment.

Cash flow used in financing activities primarily reflects:

	Six Months
millions of Canadian dollars, unless noted	2022	2021

Dividends paid	413	323

Per share dividend paid (dollars)	0.61	0.44

Share repurchases (a)	2,949	1,171

Number of shares purchased (millions) (a)	41.4	29.5

(a) Share repurchases were made under the company’s normal course issuer bid program and substantial issuer bid that commenced on May 6, 2022 and expired on June 10, 2022. Includes shares purchased from Exxon Mobil Corporation concurrent with, but outside of the normal course issuer bid, and by way of a proportionate tender under the company’s substantial issuer bid.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, project, predict, target, estimate, expect, strategy, outlook, schedule, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, references to purchases under the normal course issuer bid, including plans to accelerate completion by the end of October 2022; the sale of XTO Energy Canada and expected closing timing; the strategy to maximize shareholder value by focusing on long-life, low-decline oil-sands assets; Kearl production expectations for the second half of 2022, updated 2022 full-year production guidance and remaining on track to grow to 280,000 total gross barrels per day; the ability to continue returning substantial cash to shareholders; continuing to maximize production to meet increased Canadian fuel demand; the on-going commitment to lowering greenhouse gas emissions and mitigating the risks of climate change, including the impact of various opportunities to reduce emissions, increase production and support increased profitability; the lithium extraction pilot project and support to be provided by Imperial; the study for potential hydrogen production in Nanticoke; and the expectation of commodity and product price volatility.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; production rates, growth and mix across various assets; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets; for shareholder returns, assumptions such as cash flow forecasts, financing sources and capital structure, regulatory approvals, participation of the company’s majority shareholder and the results of periodic and ongoing evaluation of alternate uses of capital; the adoption and impact of new facilities or technologies on reductions to GHG emissions intensity, including but not limited to support for and advancement of carbon capture and storage and the results from the lithium pilot project, and any changes in the scope, terms, or costs of such projects; that regulatory approvals related to the sale of XTO Energy Canada will be received in a timely manner and the sale will close as anticipated; the amount and timing of emissions reductions; support from policymakers and other stakeholders for various new technologies such as carbon capture and storage; applicable laws and government policies, including with respect to climate change and GHG emissions reductions; receipt of regulatory approvals; capital and environmental expenditures; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets; and commodity prices, foreign exchange rates and general market conditions could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices, the impact of COVID-19 on demand and the occurrence of wars; availability and allocation of capital; the receipt, in a timely manner, of regulatory and third-party approvals; the results of research programs and new technologies, the ability to bring new technologies to commercial scale on a cost-competitive basis, and the competitiveness of alternative energy and other emission reduction technologies; lack of required support from governments and policymakers for adoption of new technologies for emissions reductions; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; availability and performance of third-party service providers, including in light of restrictions related to COVID-19; environmental risks inherent in oil and gas exploration and production activities; political or regulatory events, including changes in law or government policy, environmental regulation including climate change and greenhouse gas regulation, and actions in response to COVID-19; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; operational hazards and risks; cybersecurity incidents, including increased reliance on remote working arrangements; currency exchange rates; general economic conditions; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K and subsequent interim reports.

IMPERIAL OIL LIMITED

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

	Attachment I

	Second Quarter		Six Months
millions of Canadian dollars, unless noted	2022	2021	2022	2021

Net Income (loss) (U.S. GAAP)

Total revenues and other income	17,307	8,047	29,993	15,045

Total expenses	14,141	7,576	25,293	14,062
Income (loss) before income taxes	3,166	471	4,700	983

Income taxes	757	105	1,118	225
Net income (loss)	2,409	366	3,582	758

Net income (loss) per common share (dollars)	3.63	0.51	5.37	1.04

Net income (loss) per common share - assuming dilution (dollars)	3.63	0.50	5.36	1.04

Other Financial Data

Gain (loss) on asset sales, after tax	3	22	19	24

Total assets at June 30			44,892	38,939

Total debt at June 30			5,166	5,262

Shareholders’ equity at June 30			21,979	20,769

Capital employed at June 30			27,162	26,055

Dividends declared on common stock

Total	227	195	455	356

Per common share (dollars)	0.34	0.27	0.68	0.49

Millions of common shares outstanding

At June 30			636.7	704.6

Average - assuming dilution	664.4	725.8	668.1	730.8

IMPERIAL OIL LIMITED

	Attachment II

	Second Quarter		Six Months
millions of Canadian dollars	2022	2021	2022	2021

Total cash and cash equivalents at period end	2,867	776	2,867	776

Operating Activities

Net income (loss)	2,409	366	3,582	758

Adjustments for non-cash items:

Depreciation and depletion	451	450	877	944

(Gain) loss on asset sales	(4)	(24)	(24)	(27)

Deferred income taxes and other	(149)	76	(480)	136

Changes in operating assets and liabilities	(101)	(41)	594	(64)

All other items - net	76	25	47	150

Cash flows from (used in) operating activities	2,682	852	4,596	1,897

Investing Activities

Additions to property, plant and equipment	(333)	(241)	(637)	(408)

Proceeds from asset sales	102	35	126	42

Loans to equity companies - net	1	(1)	2	12

Cash flows from (used in) investing activities	(230)	(207)	(509)	(354)

Cash flows from (used in) financing activities	(2,734)	(1,336)	(3,373)	(1,538)

IMPERIAL OIL LIMITED

Attachment III

	Second Quarter		Six Months
millions of Canadian dollars	2022	2021	2022	2021

Net income (loss) (U.S. GAAP)

Upstream	1,346	247	2,128	326

Downstream	1,033	60	1,422	352

Chemical	53	109	109	176

Corporate and other	(23)	(50)	(77)	(96)

Net income (loss)	2,409	366	3,582	758

Revenues and other income

Upstream	5,949	3,934	10,483	7,427

Downstream	18,785	5,831	32,830	11,136

Chemical	563	456	1,034	832

Eliminations / Corporate and other	(7,990)	(2,174)	(14,354)	(4,350)

Revenues and other income	17,307	8,047	29,993	15,045

Purchases of crude oil and products

Upstream	2,357	2,044	4,247	3,878

Downstream	16,261	4,760	28,773	8,780

Chemical	401	240	716	449

Eliminations	(7,998)	(2,177)	(14,365)	(4,353)

Purchases of crude oil and products	11,021	4,867	19,371	8,754

Production and manufacturing

Upstream	1,423	1,166	2,672	2,275

Downstream	418	357	774	683

Chemical	67	46	121	96

Eliminations	-	-	-	-

Production and manufacturing	1,908	1,569	3,567	3,054

Selling and general

Upstream	-	-	-	-

Downstream	153	142	300	275

Chemical	22	22	45	47

Eliminations / Corporate and other	16	36	71	67

Selling and general	191	200	416	389

Capital and exploration expenditures

Upstream	233	130	455	215

Downstream	69	120	137	188

Chemical	2	2	3	4

Corporate and other	10	7	15	15

Capital and exploration expenditures	314	259	610	422

Exploration expenses charged to Upstream income included above	1	2	3	4

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Second Quarter		Six Months
	2022	2021	2022	2021

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)

Kearl	159	181	146	180

Cold Lake	144	142	142	141

Syncrude (a)	81	47	79	63

Conventional	11	11	11	10

Total crude oil production	395	381	378	394

NGLs available for sale	2	1	1	2

Total crude oil and NGL production	397	382	379	396

Gross natural gas production (millions of cubic feet per day)	98	116	105	123

Gross oil-equivalent production (b)	413	401	397	417
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)

Kearl	145	174	134	174

Cold Lake	101	111	104	112

Syncrude (a)	63	38	61	56

Conventional	10	11	11	10

Total crude oil production	319	334	310	352

NGLs available for sale	1	2	1	2

Total crude oil and NGL production	320	336	311	354

Net natural gas production (millions of cubic feet per day)	95	110	98	119

Net oil-equivalent production (b)	336	354	327	374
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	221	252	205	250

Cold Lake blend sales (thousands of barrels per day)	191	201	189	191

NGL sales (thousands of barrels per day) (c)	2	-	1	-

Average realizations (Canadian dollars)

Bitumen (per barrel)	112.27	57.26	101.53	52.45

Synthetic crude oil (per barrel)	144.67	80.80	131.41	72.42

Conventional crude oil (per barrel)	115.80	58.44	106.99	54.16

NGL (per barrel)	69.19	30.07	66.98	30.97

Natural gas (per thousand cubic feet)	6.81	3.45	5.98	3.34

Refinery throughput (thousands of barrels per day)	412	332	406	348

Refinery capacity utilization (percent)	96	78	95	81

Petroleum product sales (thousands of barrels per day)

Gasolines	229	209	219	203

Heating, diesel and jet fuels	179	147	176	150

Lube oils and other products	49	45	49	44

Heavy fuel oils	23	28	20	24

Net petroleum products sales	480	429	464	421

Petrochemical sales (thousands of tonnes)	222	222	432	433

(a) Syncrude gross and net production included bitumen that was exported to the operator’s facilities using an existing interconnect pipeline.
Syncrude gross bitumen production (thousands of barrels per day)	2	-	2	-

Syncrude net bitumen production (thousands of barrels per day)	2	-	1	-

(b) Gas converted to oil-equivalent at six million cubic feet per one thousand barrels. (c) NGL sales round to 0 in 2021.

IMPERIAL OIL LIMITED

Attachment V

	Net income (loss) (U.S. GAAP) millions of Canadian dollars	Net income (loss) per common share - diluted (a) Canadian dollars

2018

First Quarter	516	0.62

Second Quarter	196	0.24

Third Quarter	749	0.94

Fourth Quarter	853	1.08

Year	2,314	2.86

2019

First Quarter	293	0.38

Second Quarter	1,212	1.57

Third Quarter	424	0.56

Fourth Quarter	271	0.36

Year	2,200	2.88

2020

First Quarter	(188)	(0.25)

Second Quarter	(526)	(0.72)

Third Quarter	3	-

Fourth Quarter	(1,146)	(1.56)

Year	(1,857)	(2.53)

2021

First Quarter	392	0.53

Second Quarter	366	0.50

Third Quarter	908	1.29

Fourth Quarter	813	1.18

Year	2,479	3.48

2022

First Quarter	1,173	1.75

Second Quarter	2,409	3.63

Year	3,582	5.36
(a)	Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.

IMPERIAL OIL LIMITED

Attachment VI

Non-GAAP financial measures and other specified financial measures

Certain measures included in this document are not prescribed by U.S. Generally Accepted Accounting Principles (GAAP). These measures constitute “non-GAAP financial measures” under Securities and Exchange Commission Regulation G, and “specified financial measures” under National Instrument 52-112 Non-GAAP and Other Financial Measures Disclosure of the Canadian Securities Administrators.

Reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, and other information required by these regulations, have been provided. Non-GAAP financial measures and specified financial measures are not standardized financial measures under GAAP and do not have a standardized definition. As such, these measures may not be directly comparable to measures presented by other companies, and should not be considered a substitute for GAAP financial measures.

Cash flows from (used in) operating activities excluding working capital

Cash flows from (used in) operating activities excluding working capital is a non-GAAP financial measure that is the total cash flows from operating activities less the changes in operating assets and liabilities in the period. The most directly comparable financial measure that is disclosed in the financial statements is cash flows from (used in) operating activities within the company’s Consolidated statement of cash flows. Management believes it is useful for investors to consider these numbers in comparing the underlying performance of the company’s business across periods when there are significant period-to-period differences in the amount of changes in working capital. Changes in working capital is equal to “Changes in operating assets and liabilities” as disclosed in the company’s Consolidated statement of cash flows and in Attachment II of this document. This measure assesses the cash flows at an operating level, and as such, does not include proceeds from asset sales as defined in Cash flows from operating activities and asset sales in the Frequently Used Terms section of the company’s annual Form 10-K.

Reconciliation of cash flows from (used in) operating activities excluding working capital

	Second Quarter		Six Months
millions of Canadian dollars	2022	2021	2022	2021
From Imperial’s Consolidated statement of cash flows
Cash flows from (used in) operating activities	2,682	852	4,596	1,897

Less changes in working capital
Changes in operating assets and liabilities	(101)	(41)	594	(64)
Cash flows from (used in) operating activities excl. working capital	2,783	893	4,002	1,961

Free cash flow

Free cash flow is a non-GAAP financial measure that is cash flows from operating activities less additions to property, plant and equipment and equity company investments plus proceeds from asset sales. The most directly comparable financial measure that is disclosed in the financial statements is cash flows from (used in) operating activities within the company’s Consolidated statement of cash flows. This measure is used to evaluate cash available for financing activities (including but not limited to dividends and share purchases) after investment in the business.

Reconciliation of free cash flow

	Second Quarter		Six Months
millions of Canadian dollars	2022	2021	2022	2021
From Imperial’s Consolidated statement of cash flows
Cash flows from (used in) operating activities	2,682	852	4,596	1,897

Cash flows from (used in) investing activities
Additions to property, plant and equipment	(333)	(241)	(637)	(408)
Proceeds from asset sales	102	35	126	42
Loans to equity companies - net	1	(1)	2	12
Free cash flow	2,452	645	4,087	1,543

IMPERIAL OIL LIMITED

Net income (loss) excluding identified items

Net income (loss) excluding identified items is a non-GAAP financial measure that is total net income (loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $100 million in a given quarter. The net income (loss) impact of an identified item for an individual segment in a given quarter may be less than $100 million when the item impacts several segments or several periods. The most directly comparable financial measure that is disclosed in the financial statements is net income (loss) within the company’s Consolidated statement of income. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The company believes this view provides investors increased transparency into business results and trends, and provides investors with a view of the business as seen through the eyes of management. Net income (loss) excluding identified items is not meant to be viewed in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. All identified items are presented on an after-tax basis.

Reconciliation of net income (loss) excluding identified items

There were no identified items in the second quarter or year-to-date 2022 and 2021.

Cash operating costs (cash costs)

Cash operating costs is a non-GAAP financial measure that consists of total expenses, less costs that are non-cash in nature, including, Purchases of crude oil and products, Federal excise taxes and fuel charge, Depreciation and depletion, Non-service pension and postretirement benefit, and Financing. The components of cash operating costs include (1) Production and manufacturing, (2) Selling and general and (3) Exploration, from the company’s Consolidated statement of income, and as disclosed in Attachment III of this document. The sum of these income statement lines serve as an indication of cash operating costs and does not reflect the total cash expenditures of the company. The most directly comparable financial measure that is disclosed in the financial statements is total expenses within the company’s Consolidated statement of income. This measure is useful for investors to understand the company’s efforts to optimize cash through disciplined expense management.

Reconciliation of cash operating costs

	Second Quarter		Six Months
millions of Canadian dollars	2022	2021	2022	2021
From Imperial’s Consolidated statement of Income
Total expenses	14,141	7,576	25,293	14,062
Less:
Purchases of crude oil and products	11,021	4,867	19,371	8,754
Federal excise taxes and fuel charge	553	465	1,032	869
Depreciation and depletion	451	450	877	944
Non-service pension and postretirement benefit	5	10	9	21
Financing	11	13	18	27
Total cash operating costs	2,100	1,771	3,986	3,447

Components of cash operating costs

	Second Quarter		Six Months
millions of Canadian dollars	2022	2021	2022	2021
From Imperial’s Consolidated statement of Income
Production and manufacturing	1,908	1,569	3,567	3,054
Selling and general	191	200	416	389
Exploration	1	2	3	4
Cash operating costs	2,100	1,771	3,986	3,447

Segment contributions to total cash operating costs

	Second Quarter		Six Months
millions of Canadian dollars	2022	2021	2022	2021
Upstream	1,424	1,168	2,675	2,279
Downstream	571	499	1,074	958
Chemicals	89	68	166	143
Corporate/Eliminations	16	36	71	67
Cash operating costs	2,100	1,771	3,986	3,447

IMPERIAL OIL LIMITED

Unit cash operating cost (unit cash costs)

Unit cash operating costs is a non-GAAP ratio. Unit cash operating costs (unit cash costs) is calculated by dividing cash operating costs by total gross oil-equivalent production, and is calculated for the Upstream segment, as well as the major Upstream assets. Cash operating costs is a non-GAAP financial measure and is disclosed and reconciled above. This measure is useful for investors to understand the expense management efforts of the company’s major assets as a component of the overall Upstream segment. Unit cash operating cost, as used by management, does not directly align with the definition of “Average unit production costs” as set out by the U.S. Securities and Exchange Commission (SEC), and disclosed in the company’s SEC Form 10-K.

Components of unit cash operating cost

	Second Quarter
	2022				2021
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	1,423	578	396	380	1,166	461	254	391
Selling and general	-	-	-	-	-	-	-	-
Exploration	1	-	-	-	2	-	-	-
Cash operating costs	1,424	578	396	380	1,168	461	254	391

Gross oil-equivalent production (thousands of barrels per day)	413	159	144	81	401	181	142	47
Unit cash operating cost ($/oeb)	37.89	39.95	30.22	51.55	32.01	27.99	19.66	91.42
USD converted at the quarterly average forex	29.55	31.16	23.57	40.21	25.93	22.67	15.92	74.05
2022 US$0.78; 2021 US$0.81

	Six Months
	2022				2021
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	2,672	1,099	718	728	2,275	916	514	724
Selling and general	-	-	-	-	-	-	-	-
Exploration	3	-	-	-	4	-	-	-
Cash operating costs	2,675	1,099	718	728	2,279	916	514	724

Gross oil-equivalent production (thousands of barrels per day)	397	146	142	79	417	180	141	63
Unit cash operating cost ($/oeb)	37.23	41.59	27.94	50.91	30.19	28.12	20.14	63.49
USD converted at the YTD average forex	29.41	32.86	22.07	40.22	24.15	22.50	16.11	50.79
2022 US$0.79; 2021 US$0.80

(a) Upstream includes Imperial’s share of Kearl, Cold Lake, Syncrude and other.